SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K


            Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934



Date of Report (Date of earliest event reported)  January 4, 1994



                   Jordan Industries, Inc.
          (Exact name of registrant as specified in its charter)



   Illinois               33-24317                36-3598114
(State or other         (Commission         (I.R.S. Employer
Jurisdiction             File Number)      Identification No.)




       ArborLake Centre, Suite 550
       1751 Lake Cook Road, Deerfield, IL           60015
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code (708) 945-5591

Item 2.  Acquisition or Disposition of Assets


On January 4, 1994, Jordan Industries, Inc. ("the Company"), through its newly-formed wholly-owned subsidiary, J2, Inc., bought substantially all of the net assets of Valmark Industries, Inc. ("Valmark"), a manufacturer of membrane switches, graphic panel overlays, labels, and bar codes.

The purchase price of $18,016, including costs incurred directly related to the transaction, was allocated to working capital of $2,105, property, plant and equipment of $1,358, non-compete agreements of $1,500, other assets of $58, and the assumption of a long-term capital lease obligation of $4 and resulted in an excess purchase price over net identifiable assets of $12,999. The acquisition was financed with the issuance of a $4,000 Subordinated Note to a former shareholder, and cash.

On May 20, 1994, the Company, through its wholly-owned subsidiary, J2, Inc., bought all of the common stock of Pamco
Printed Tape and Label Co., Inc. ("Pamco"), a manufacturer of printed labels.

The purchase price of $26,500, including costs incurred directly related to the transaction, has not been allocated yet. The acquisition was financed with the issuance of a $4,000
Subordinated Note to a former shareholder and cash.

Item 7.  Financial Statements and Exhibits

(a)  Financial Statements

It is not practicable to provide the required financial statements for the acquired businesses at this time. The required financial statements will be filed no later than August
3, 1994.

(b)  Pro Forma Financial Information

The pro forma financial information will be filed no later than August 3, 1994.

(c)  Exhibits

     2. (a) Agreement for purchase and sale of assets of Valmark Industries, Inc. dated November 24, 1993.

          (b)  Agreement for purchase and sale of stock of Pamco
               Printed Tape and Label Co., Inc. dated May 19, 1994.

Certain exhibits and schedules to the agreements referred to in Items 2(a) and (b) have not been included; they will be furnished supplementally if requested by the Commission. J2, Inc. has also entered into Intercompany Notes, Intercompany Management Agreements and Intercompany Tax Sharing Agreements with Valmark and Pamco which are identical in all material respects with the notes and agreements incorporated by reference in Jordan Industries, Inc.'s 1993 10-K report. Copies of such additional notes and agreements therefore, have not been included as exhibits to this filing in accordance with Instruction 2 to Item 601 of Regulation S-K.

                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              JORDAN INDUSTRIES, INC.




June 3, 1994             By  Thomas C. Spielberger
                             Vice President, Controller